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                                                                     Exhibit 5.1

                                                          [GRAY CARY LETTERHEAD]

May 9, 2000



Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94555

Re:  PROTEIN DESIGN LABS, INC.
     REGISTRATION STATEMENT ON FORM S-3

Dear Ladies and Gentlemen:

As counsel to Protein Design Labs, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration by the Company pursuant to the above-referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of $150,000,000 aggregate principal amount of the Company's 5.50% Convertible Subordinated Notes due February 15, 2007 (the "Notes") and the common stock, par value $0.01 per share (the "Stock"), of the Company issuable upon conversion thereof. The Notes were issued pursuant to the Indenture (the "Indenture"), dated as of February 15, 2000, between the Company and Chase Manhattan Bank and Trust Company, National Association, as Trustee thereunder (the "Trustee").

As such counsel and in connection with the opinions expressed below, we have examined a copy of (a) the Registration Statement, (b) the Indenture, (c) a specimen of the Stock and (d) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In expressing the opinions set forth below, we have also relied on certain certificates of officers of the Company and certificates of public officials.

Our opinions expressed below are limited to the laws of the State of California and the federal law of the United States, and we do not express any opinion herein concerning any other law.

Based on such examination and review and subject to the foregoing, we are of the opinion that the shares of Stock initially issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.

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PROTEIN DESIGN LABS, INC.
APRIL 28, 2000
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We hereby consent to the use of this opinion as an exhibit to the Registration
Statement and to the reference to our firm under the caption "Legal Matters" therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAY CARY WARE & FREIDENRICH LLP
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Gray Cary Ware & Freidenrich LLP